NEWS RELEASE





Media Contact: Alan G. Symons              Analyst Contact:    Don Franz
               CEO                                             Advest, Inc.
               (317) 259-6302                                  (212) 584-4143
                                                               Joanne Smith
                                                               Mesirow Financial
                                                               (914) 669-5680

FOR IMMEDIATE RELEASE

                        SYMONS INTERNATIONAL GROUP, INC.
                  ANNOUNCES NONSTANDARD AUTOMOBILE ACQUISITION


Indianapolis,   Indiana  (July  ,  1997)  -  Symons  International  Group,  Inc.
(NASDAQ/NM: SIGC) a leading provider of crop and nonstandard automobile insurance, today announces today announces that it has completed the acquisition of the remaining 48% interest in its nonstandard automobile insurance business formerly owned by investment funds affiliated with Goldman Sachs & Co. and has also completed the $135,000,000 Offering of Trust Preferred Securities.

The Company today announces that it has successfully closed its $135,000,000 Offering of Trust Preferred Securities. The 30 year Trust Preferred Securities carry a 9.5% coupon and are initially callable in 2007.

"We chose the Trust Preferred Securities, which are a unique 30-year instrument, in that they afford the Company the ability to defer payment of interest for up to 5 years in kind. These instruments have received broad acceptance with investment grade financial institutions in that the rating authorities give it partial equity credit when examining an issuer's pro forma capitalization of the obligations which support the Trust Preferred Securities. Once the equity credit is granted as a result of the Trust Preferred Securities limited covenants, the issuer's ability to defer payment of interest for up to 5 years and the length of the instrument." says Company CEO, Alan G. Symons.

The proceeds of the Company's issuance of Trust Preferred Securities were used to (i) purchase the remaining 48% of the Company's nonstandard automobile insurance business formerly owned by investment funds affiliated with Goldman; Sachs & Co.; (ii) to liquidate the Company's term bank debt initially incurred in March 1996; (iii) to pay the expenses of the Offering; and (iv) provide the Company with approximately $25,000,000 of additional working capital. The Company's Offering of Trust Preferred Securities was well received and was oversubscribed by a ratio of 2 to 1.

Symons International Group, Inc. (NASDAQ: SIGC) of Indianapolis is primarily engaged in the nonstandard automobile and crop insurance business and maintains active business licenses in 35 U.S. states.

                 Anyone wishing further information may contact:
                                 Alan G. Symons
                             Chief Executive Officer
                                  317 259-6300